Exhibit 4.3.1.10


                          GMAC COMMERCIAL FINANCE LLC
                          1290 Avenue of the Americas
                            New York, New York 10104


                                                             as of May 12, 2005

DELTA MILLS, INC.
100 Augusta Street
Greenville, South Carolina  29601

                                   Re: Waiver

Gentlemen:

         Reference is made to the Revolving Credit and Security Agreement dated as of March 31, 2000 (as the same now exists or may hereafter be amended, restated, renewed, replaced, substituted, supplemented, extended, or otherwise modified, the "Credit Agreement"), by and between DELTA MILLS, INC. ("Borrower") and GMAC CREDIT LLC, as a lender and as agent for the lenders party to the Credit Agreement from time to time (in such capacity, "Agent").

         Borrower hereby acknowledges, confirms and agrees that Borrower has failed to comply with certain terms and provisions of the Credit Agreement and the Other Documents, including, without limitation, Borrower's failure to company with Section 6.9 of the Credit Agreement (Minimum EBITDA) for the four quarter period ending April 2, 2005 and as a result of such noncompliance, an Event of Default had occurred and is continuing under Section 10.5 of the Credit Agreement (the "Existing Default").

         Borrower has requested that Agent and Lenders agree to waive the Existing Default and Agent and Lenders have agreed to accommodate Borrower's request subject to the terms and condition set forth herein, all as more particularly set forth below.

         In consideration of the foregoing, and for good and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agrees as follows:

         1. Definitions. Capitalized terms used in this Letter re: Waiver (this "Agreement") and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

         2. Waiver.

                  a. Minimum EBITDA. Agent and Lenders hereby waive the Event of Default occurring under Section 10.5 of the Credit Agreement arising solely from Borrower's failure to comply with the provisions of Section 6.9 of the Credit Agreement as of April 2, 2005, subject to the terms and conditions set forth herein.

                  b. Reservation of Rights. Agent and Lenders hereby reserve all rights and remedies granted to Agent and Lenders under the Credit Agreement, the Other Documents, applicable law or otherwise and nothing contained herein shall be construed to limit, impair or otherwise affect the right of Agent to declare a Default or an Event of Default with respect to any non-compliance with the Credit Agreement or the Other Documents of which Agent does not have knowledge as of the date hereof of and any future non-compliance with any covenant, term or provision of the Credit Agreement, the Other Documents or any other document now or hereafter executed and delivered in connection therewith. Without limiting the foregoing, nothing herein contained shall, or shall be deemed to waive any Default or Event of Default that Borrower has failed to disclose to Agent as of the date hereof.

         3. No Other Modifications. Except as specifically set forth herein, no other changes or modifications to the Credit Agreement or the Other Documents are intended or implied, and, in all other respects, the Credit Agreement and the Other Documents shall continue to remain in full force and effect in accordance with their respective terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver by Agent or Lenders of any other provision of the Credit Agreement or the Other Documents nor shall anything contained herein be construed as a consent by Agent or Lenders to any transaction other than that specifically consented to herein.

         4. No Third Party Beneficiaries. The terms and provisions of this Agreement shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this Agreement.

         5. Condition to Effectiveness. The terms and provisions of this Agreement shall not be effective until this Agreement has been duly authorized, executed and delivered by Borrower and Agent.

         6. Counterparts. This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. This Agreement may be executed and delivered via telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

         7. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

         8. Merger. This Agreement sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This Agreement cannot be changed, modified, amended or terminated except in writing executed by the party to be charged.


                                            Very truly yours,

                                            GMAC COMMERCIAL FINANCE LLC,
                                            As Agent and Lender


                                            By:   /s/ John Manini
                                                  ----------------------------
                                            Title: Vice President


ACKNOWLEDGED AND AGREED:

DELTA MILLS, INC.


By:  /s/ William H. Hardman, Jr.
     ------------------------------------
Title:   Chief Financial Officer